EXHIBIT 5


June 4, 1996




AST Research, Inc.
16215 Alton Parkway
Irvine, California  92718

                    Re:  Registration Statement on Form
               AST Research, Inc. Common Stock, par value $.01 per share

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") being filed by AST Research, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to 3,840,000 shares, subject to anti-dilution adjustments, of the Company's Common Stock, par value of $.01 per share (the "Common Stock"). Said shares of Common Stock may be issued by the Company to the Selling Stockholder pursuant to the three-year promissory note in the original principal amount of $90 million issued by the Company to Tandy Corporation on July 12, 1993 (the "Tandy Note"), as amended. Said shares of Common Stock may thereafter be sold by the Selling Stockholder to the public. Unless specifically defined herein or the context requires otherwise, capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

     In our capacity as your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the Common Stock.

     In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the genuineness of all signatures. We have also assumed the legal capacity of all natural persons and that, with respect to all parties to agreements or instruments relevant hereto other than the Company, such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action and have been executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

          Based upon the foregoing and the compliance with applicable state securities laws and the additional proceedings to be taken by the Company as referred to above, we are of the opinion that the Common Stock has been duly authorized, and when issued in the manner provided in the Tandy Note, the Common Stock will be validly issued, fully paid and nonassessable.

     Our opinions herein are limited to the effect on the subject transaction of United States Federal law and the General Corporation Law of the State of Delaware. We assume no responsibility regarding the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

                              Very truly yours,

                              /s/ Stradling, Yocca, Carlson & Rauth

                              STRADLING, YOCCA, CARLSON & RAUTH